Exhibit 4.8

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

TO BE DELIVERED IN CONNECTION WITH THE KCG ASSUMPTION

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 1, 2013, between KCG Holdings, Inc. (the “Successor”) and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

W I T N E S S E T H

WHEREAS, GETCO Financing Escrow LLC, a Delaware limited liability company (the “Company”) and the Trustee have entered into an indenture, dated as of June 5, 2013 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance by the Company of its 8.250% Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, the Company and the Successor have entered into an Agreement and Plan of Merger, dated as of June 28, 2013 (the “Merger Agreement”), which contemplates the filing of a certificate of merger with the Secretary of State of the State of Delaware providing for the merger (the “Merger”) of the Company with and into the Successor, with the Successor continuing its corporate existence under the laws of the State of Delaware as the surviving company of the Merger;

WHEREAS, Section 5.01 of the Indenture provides, among other things, that the Company may merge with or into another Person; provided that, among other things, (i) the Person formed by any merger with or into the Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee and (ii) the Indenture, as so supplemented, remains in full force and effect;

WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Indenture and Notes may be amended or supplemented without the consent of any Holder to provide for the assumption of the Company’s obligations to Holders in the case of a merger consummated pursuant to Article 5 of the Indenture;

WHEREAS, the Successor desires and has requested that the Trustee join in the execution of this Supplemental Indenture for the purpose of evidencing such assumption by the Successor;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the board of directors of the Successor; and

WHEREAS, all conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof has been in all respects duly authorized.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Successor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SUCCESSOR

The Successor represents, warrants and agrees with the Trustee as follows:

Section 1.1. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 1.2. The execution, delivery and performance by it of this Supplemental Indenture has been authorized and approved by all necessary corporate action on its part and this Supplemental Indenture is its valid and legally binding obligation, enforceable against it in accordance with its terms.

Section 1.3. The Merger will become effective in accordance with the laws of the State of Delaware when the certificate of merger, with respect to the Merger, is accepted by the Secretary of State of the State of Delaware (the time the Merger becomes effective being the “Effective Time”). Notice of the Effective Time shall be promptly provided by the Successor to the Trustee.

Section 1.4. The Indenture, as supplemented by this Supplemental Indenture, shall remain in full force and effect in accordance with its terms immediately after the execution of this Supplemental Indenture.

ARTICLE 2

ASSUMPTION AND AGREEMENTS

Section 2.1. As of the Effective Time, the Successor hereby assumes the due and punctual payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes, and the due and punctual performance and observance of all other covenants, conditions and other obligations contained in the Indenture, the Collateral Documents and the Registration Rights Agreement on the part of the Company to be performed or observed.

Section 2.2. Notes authenticated and delivered after the execution of this Supplemental Indenture may, and shall, if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in this Supplemental Indenture.

Section 2.3. The Successor shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes, with the same effect as if the Successor had been named as “the Company” therein.

ARTICLE 3

MISCELLANEOUS

Section 3.1. EFFECTIVENESS. This Supplemental Indenture shall be effective upon execution by the parties hereto.

Section 3.2. RECITALS. The recitals contained herein shall be taken as the statements of the Successor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.3. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

Section 3.4. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture (including by electronic transmission). Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.5. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.6. The Indenture, as supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

KCG Holdings, Inc., as the Successor

By:	/s/ John McCarthy
Name: John McCarthy
Title: General Counsel and Secretary

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President